Exhibit 10.27

EMPLOYMENT AGREEMENT

This Agreement dated as of the 3rd day of November 2023 (the “Effective Date”), between AMPHITRITE DIGITAL INCORPORATED, a Virgin Islands corporation with offices located in St. Thomas, U.S. Virgin Islands (“Employer”) and Steve Schlosser, an individual resident of St. Thomas, U.S. Virgin Islands (“Employee”). Employer and Employee are individually referred to herein as a Party, and collectively as the Parties.

WHEREAS, Employer is a holding company with subsidiaries including, but not limited to the entities known as Paradise Yacht Management LLC, Paradise Yacht Clearing LLC, Charter Smarter LLC, Paradise Yacht Management (BVI, Limited, and Paradise Yacht Sales LLC (collectively, the Companies”) which are engaged in the management, brokerage, term charter and clearinghouse activities related to the luxury term charter yacht industry, and related services; and

WHEREAS, the Employer desires to engage Employee to provide services for the Employer, and for any present or future parent, subsidiary, or affiliate, and, the Employee desires to perform such services, on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee acknowledges that the Employer is the owner of such valuable business assets and interests, including any goodwill built-up or developed by Employee through the Employee’s relationship with any of the Employer’s customers, clients and accounts; and

WHEREAS, the Employee agrees to hereby transfer to the Employer any goodwill built-up or developed by Employee through Employee’s relationship with any of the Employer’s customers, clients and accounts with respect to any customer, client or account with which the Employee had a relationship prior to Employee’s employment with Employer; and

WHEREAS, the covenants, representations and commitments in this Agreement are intended to protect the Employer’s business assets and interests, including but not limited to Employer’s confidential and proprietary information, customer relationships and goodwill, without diminishing the Employee’s ability to earn a livelihood in the charter yacht industry or in any other industry, and without imposing any undue hardship upon the Employee.

NOW, THEREFORE, in consideration of the Employee’s employment with the Employer, and other good and valuable consideration, including but not limited to the consideration set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree to be legally bound and agree as follows:

ARTICLE I: TERM

The Employer agrees to employ the Employee as its VP and General Manager and the Employee agrees to such service, on the terms and conditions of this Agreement, commencing upon the date of Employer’s acquisition of the Paradise Group of Companies as determined by the consummation and signature date on the ASSIGNMENT AND TRANSFER OF MEMBERSHIP INTERESTS AND STOCK agreement associated with said acquisition (the “Commencement Date”), for an initial term of 1 year (the “initial term”), unless earlier terminated as set forth herein. Employer may request that Employee accept additional or different employment position or positions and Employee expressly consents to do so upon mutual agreement not to be unreasonably withheld by either party. The parties understand that this Agreement does not impose any obligation upon the Employee or the Employer to continue the Employee’s employment with the Employer for a definite period of time beyond the initial term. The Employee’s employment as provided in this Agreement beyond the initial term is for an indefinite duration and is terminable with or without cause. Employer will provide Employee 90 days’ notice prior to Agreement expiration if Employer’s intent is not to renew the Agreement beyond the initial term. The Employee acknowledges and agrees that the level of compensation has been specifically calculated to include amounts sufficient to constitute adequate additional consideration both for the employment services to be rendered to the Employer by the Employee, and for Employee’s covenants and commitments set forth in this Agreement.

ARTICLE II: DUTIES AND SERVICES

(A). During the Term, the Employee shall be employed by the Employer and shall perform the services requested by the Employer (the “Services”) which will be mutually agreed upon prior to the Agreement commencement. The Employee agrees to devote substantially all of his business time, energy and efforts to the furtherance of the Employer’s business and to perform faithfully to the best of his ability all assignments of work given to him by the Employer. In the performance of his duties, the Employee shall be subject to the direction of the President of Operations and/or other designated managers of Employer. The Employee shall provide the Services during the normal business hours of the Companies as determined by the Employer. Reasonable amounts of time may be allotted to personal or outside business, charitable and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the Services required to be rendered hereunder and such activities do not compete with any aspect of the Employer’s business, unless approved in writing by Employer.

(B). The Employee agrees that charter yacht services and related products which are sold, handled or performed by the Employee pursuant to this Agreement shall be sold, handled and performed solely for the account of, and on behalf of, the Employer.

(C). The Employee acknowledges and agrees that (1) the Employer is the sole owner of any goodwill built-up or developed by the Employee through or during Employee’s relationship with Employer or any of Employer’s customers, clients or accounts; (2) the Employee has transferred and does hereby transfer to the Employer any goodwill built-up or developed by the Employee through the Employee’s relationship with any of the Employer’s customers, clients or accounts; (3) the Employee has transferred and does hereby transfer to Employer any goodwill built-up or developed with any customer, client or account with which the Employee has had a relationship prior to the Employee’s employment with the Employer; (4) that as to all funds handled by the Employee in regard to Employer’s customers, the Employee shall act as a fiduciary in regard to such funds and shall handle those funds in strict compliance with all rules and regulations governing the handling of funds by Employer. The Employee agrees to indemnify and hold the Employer harmless for any claims of third parties arising from the Employee’s intentional mishandling of such funds. The Employer agrees to indemnify and hold the Employee harmless for any claims of third parties arising from Employer’s intentional mishandling of such funds.

(D). The Employee agrees that all covenants, restrictions, representations and obligations set forth herein are applicable to Employer and any other corporation or entity which is a subsidiary, parent, division or related company or entity of the Employer.

(E). The initial principal location at which Employee shall perform services for the Employer shall be the Companies’ office location in St Thomas, US Virgin Islands.

(F). During the initial term, Employee agrees that Employee may be listed as a representative, Director or Officer of Employer for the purposes of Employer’s application and potential award of benefits from the Virgin Islands Economic Development Commission (“EDC”), subject to the condition that Employee will not assume any duties, fiduciary or otherwise, to Employer or the EDC not otherwise contained in this Agreement; and further subject to Employer’s agreement to defend, indemnity and hold harmless the Employee from and against any and all damages, claims, fines or penalties associated or related to Employer’s EDC application, benefits or reporting requirements.

ARTICLE III: COMPENSATION

For all such services to be rendered by Employee in any capacity hereunder during the Term, the Employer shall pay to the Employee the compensation and provide such benefits as set forth in Exhibit B, attached hereto and made a part hereof. The Employer specifically reserves the right to change, amend or alter the compensation to be paid to Employee at any time, after the initial term, if the Employer, in its sole discretion, determines that such a change, amendment or alteration to Employee’s compensation schedule is warranted in the best interests of the Employer’s business.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

(A). Employee represents and warrants to the Employer that he is under no oral or written contractual or other restrictions or obligations, including covenants contained in any prior employment agreement, which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or any other rights of the Employer hereunder, and further, that Employee is under no physical or mental disability that would hinder his performance of duties under this Agreement.

(B). Employee further represents and warrants that he has complied and will comply with all any and all covenants, agreements or contracts which he has entered into with any previous employer, and that he has complied and will comply with any agreement or contract which prohibits or restricts Employee from soliciting any employee, client, customer or account to leave the employ of, or transfer business from, such previous employer.

(C). Employee warrants and represents that Employee will at all times act in accordance with all relevant laws, rules, regulations and administrative rulings or orders issued by any governmental or administrative agency regarding the charter yacht industry.

ARTICLE V: NON-COMPETITION; ANTI-PIRACY; AND CONFIDENTIALITY

(A). Employee covenants and agrees that, for a period of two (2) years following the termination of this Agreement, Employee shall not: (1) engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); or (2) assist anyone else in engaging in Competitive Activity within the Prohibited Territory. The term “Competitive Activity” means competing against Employer by performing the same or substantially similar work as Employee performed on behalf of Employer at any time during the last twelve (12) months of his employment with Employer for a person or entity engaged in the Business (as defined below). Notwithstanding the preceding, owning the stock or options to acquire stock totaling less than 5% of the outstanding shares in a public company shall not constitute, by itself, Competitive Activity. The term “Business” means the provision, solicitation or marketing of management, brokerage, term charter and clearinghouse activities related to the day charter, boat rental and/or luxury term charter yacht industry. The term “Prohibited Territory” means the United States Virgin Islands, the British Virgin Islands and any subsequent geography the Employer may establish operations during the term of this agreement.

(B). Employee covenants and agrees that for a period of two (2) years following the termination of this Agreement, Employee shall not, directly or indirectly: (a) hire or engage as an employee or as an independent contractor any person employed by the Companies or any of their affiliates, (b) recruit, solicit or encourage any employee or independent contractor to leave his or her employment or engagement with the Companies; and/or (c) hire or engage any person employed by the Companies at any point during Employee’s last six (6) months of employment with Employer.

(C). Employee agrees and acknowledges that Employer has developed Confidential Information at great time and expense and further agrees that Employer has provided and/or will provide and will continue to provide Employee with access to Confidential Information. Employee covenants and agrees that, except to the extent the use or disclosure of any Confidential Information is required to carry out Employee’s Services under this Agreement, during the Term and for five (5) years thereafter: (a) Employee shall keep strictly confidential and not disclose to any person not employed by Employer any Confidential Information; and (b) Employee shall not use for Employee or for any other person or entity any Confidential Information. However, this provision shall not preclude Employee from: (i) the use or disclosure of information known generally to the public; or (ii) any disclosure required by law or court order so long as Employee provides Employer immediate written notice of any potential disclosure under this subsection and fully cooperates with Employer to lawfully prevent or limit such disclosure. The term “Confidential Information” means all confidential, proprietary or business information related to Employer’s Business that is furnished to, obtained by, or created by Employee during the Term, and which could be used to harm or compete against Employer. Confidential Information includes, by way of illustration, such information relating to Employer’s trade secrets, know-how, and formulae / processes used to calculate and negotiate prices to be charged to yacht owners, charterers, and customers; (c) employee wages and other personnel information; (d) Employer’s customers, including yacht owner and charterer personal information and details, preferences, contact information, contractual terms, revenues, expenses, finances, and billing histories; (e) Employer’s finances, including financial statements, balance sheets, sales data, forecasts, and cost analyses; (f) Employer’s plans and projections for business opportunities for new or developing business, including marketing concepts and business plans; (g) Employer’s research and development activities, technical data, computer files, and software; and (h) Employer’s operating methods and business processes.

(D). Employee has carefully read and considered the provisions of this Article and, having done so, agrees that so long as the Employer honors its obligations and acts in good faith, the restrictions set forth herein are fair, reasonable, and necessary to protect Employer’s legitimate business interests, including its goodwill with its customers and employees and its Confidential Information. In addition, Employee acknowledges and agrees that Employee’s abilities and skills are readily useable in a variety of capacities in most geographic areas such that the foregoing restrictions do not unreasonably restrict Employee with respect to seeking employment elsewhere in non-competitive ventures should Employee’s employment with Employer end. Employee further agrees that Employee’s breach of this Article will result in irreparable damage and continuing injury to Employer. Therefore, in the event of any breach or threatened breach of such covenants, Employer shall be entitled to an injunction enjoining Employee from committing any violation of these covenants pursuant to Article VII hereof.

(E). The parties acknowledge that Employer may have substantial financial obligations to make post-closing payments to Employee as the result of that certain Membership Interest Purchase Agreement dated March 24, 2023, as amended (“MPA”), the terms of which are incorporated by reference herein, whether under the terms of a Stock Repurchase Agreement and / or Promissory Note (as defined in the MPA), or otherwise (“Payment Obligations”). The parties agree that, in the event that Employer shall default or breach any of its Payment Obligations to Employee, which default or breach is not fully cured within (twenty 20) days of written notice to Employer, then Employee shall have the option of terminating this Agreement for cause upon written notice to Employer, in which event the provisions contained in Article V, Section A, of this Employment Agreement shall be null, void, and of no further force and effect.

ARTICLE VI: TERMINATION

(A). This Agreement shall terminate immediately upon (1) the death of Employee; (2) at the option of the Employer or Employee “for cause” during the initial term; or (3) at the option of either party upon expiration of the initial term.

(B). For purposes of this Section (B) of Article VII, the term “for cause” shall be defined as follows:

(i) the Employee’s continued failure to substantially perform the Employee’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for a period of fourteen (14) days following written notice by the Employer to the employee of such failure;

(ii) insubordination or unreasonable refusal to perform a specific duty or duties requested by the Employer, within fourteen (14) days following written notice by the Employer to the Employee of such failure;

(iii) unexcused absence from the required work location consisting of a normal 9 hour work day, five days a week lasting more than three consecutive days or more than 5 non-consecutive days during the previous 12 months;

(iv) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Employer records;

(v) a conviction of any felony under the laws of the United States or any state or territory thereof, or of a misdemeanor involving fraud or moral turpitude; or

then, and in such case, the Employer shall have the right to give notice of termination of this Agreement for cause as of a date not earlier than ten (10) days from the date of the notice to be specified in such notice, and this Agreement shall terminate on the date specified. In the event of such termination by the Employer for cause, the Employee shall be entitled to only his salary and benefits, pro-rated to the effective date of termination.

(C). If the Employer elects to discharge, or is subsequently determined to have discharged, the Employee other than “for cause” (as defined herein) during the initial term, then the Employer shall pay the Employee all remaining compensation due under this agreement, up to, but not exceeding12 months base salary and all unvested stock options and/or grants outlined in Exhibit B of this agreement shall automatically vest on the date of termination, with no further restriction on the exercise and/or sale of said stock. Said compensation shall be payable to the Employee in the same manner and timing as the Employee was paid prior to discharge.

(D). For purposes of this Section D of Article VI, the term “for cause” shall include, but not be limited to:

(i) the Employer’s continued failure to substantially perform the Employer’s duties hereunder for a period of fourteen (14) days following written notice by the Employee to the Employer of such failure;

(ii) the Employer’s inability or unwillingness to engage in the management, brokerage, term charter and clearinghouse activities related to the luxury term charter yacht industry in substantially the same manner as at the commencement of this Agreement;

(iii) the cessation of business activities in the Virgin Islands by the Employer for any period exceeding ten (10) consecutive days, other than as caused by an Act of God;

(iv) the appointment of a receiver to conduct any aspect of Employer’s or any of the Companies’ business; or

(v) The Employer’s breach of its Payment Obligations under the MPA;.

then, and in such case, the Employee shall have the right to give notice of termination of this Agreement for cause as of a date not earlier than ten (10) days from the date of the notice to be specified in such notice, and this Agreement shall terminate on the date specified. In the event of such termination by the Employee the remaining compensation due to the Employee under the terms of this Agreement until the end of the initial term, and all unvested stock options and/or grants outlined in Exhibit B of this agreement shall automatically vest on the date of termination, with no further restriction on the exercise and/or sale of said stock, up to, but not to exceed 12 months base salary. Said compensation balance shall be payable to the Employee in the same manner and timing as the Employee was paid prior to discharge.

(E). If the Employee elects to terminate, or is subsequently determined to have terminated, this Agreement other than “for cause” (as defined in Article VI, Section D herein) during the initial term, then the Employee shall be entitled to only his salary and benefits, pro-rated to the effective date of termination and the forfeiture and termination of all rights to any and all unvested stock grants or options provided to Employee under the terms of this Agreement.

ARTICLE VII: ARBITRATION; JURY WAIVER

The Parties hereby agree that the resolution of any claims or disputes between them whatsoever (collectively, “Claims”), shall be exclusively resolved by mandatory, binding arbitration before a single arbitrator sitting in St. Thomas, U.S. Virgin Islands, in accordance with the Employment Dispute Rules of the American Arbitration Association, or such other rules as the parties may agree to utilize. For the purposes of this Agreement, the term “Claims” includes but is not limited to disputes arising from hiring or termination decisions, grievances, employee discipline, the terms and conditions of employment, wages, benefits, injuries, property damage, or any other aspect of the relationship between the Parties (including but not limited to allegations of harassment, discrimination, discharge, preferences, civil rights violations, claims in contract or in tort), or the arbitrability of any claim. This agreement to arbitrate includes disputes with or Claims against the Companies and any of their officers, representatives, agents or employees (as intended third party beneficiaries to this agreement). The decision of the arbitrator shall be final and binding upon the Employer, Companies and the Employee, and may be enforced in any court of competent jurisdiction.

If the Employee initiates the arbitration process, he will be responsible for the first $50.00 (FIFTY DOLLARS) of the initial AAA filing fee, and all remaining costs and expenses of the arbitrator and the administrator of the arbitration shall be borne by the Employer, except that the Parties shall each be responsible for their own attorney’s fees. All costs and fees associated with any arbitration will be subject to reapportionment by the arbitrator in accordance with the arbitration award and applicable law. The determination of the arbitrator in such proceeding shall be final and binding, and the arbitrator shall have jurisdiction to award sanctions and to issue injunctive relief.

THE PARTIES UNDERSTAND THAT BY ENTERING INTO THIS AGREEMENT, EACH IS WAIVING THE RIGHT TO FILE A LAWSUIT AND THE RIGHT TO TRIAL BY JURY.

ARTICLE VIII: ACTS OF GOD.

If either party shall be delayed or prevented from the performance of any act required by this Agreement by reason of strikes, restrictive laws, riot, acts of God or other similar reasons not reasonably attributable to the fault of the non-performing party, then the performance time for such act shall be extended for a period equivalent to the period of any such delay. The provisions of this paragraph shall not operate to excuse Employer from prompt payment of any compensation due Employee under the terms of this Agreement.

ARTICLE IX: MODIFICATION AND MERGER

This Agreement sets forth the entire understanding of the parties and may be modified, altered or amended only in writing signed by the parties hereto. Any prior agreements between the parties in regard to the subject matter hereof, whether oral or written, are hereby superseded and replaced by this Agreement and all such prior agreements are hereby deemed to be null, void and of no cause or effect and deemed to be merged herein.

ARTICLE X: NOTICES

All notices, consents, requests, demands and other communications required or permitted hereunder shall be in writing and addressed to the parties at the contacts stated herein, or as subsequently designated in writing by either party, by confirmed email, hand delivery, Express Mail, FedEx or UPS, and shall be deemed effective upon actual notice, delivery, confirmed email, or three (3) business days after deposit with Express Mail, FedEx or UPS, whichever shall first occur. Notices shall be provided to the following:

If to Employee:

Steve Schlosser

6501 Red Hook Plaza, Suite 201-124

St. Thomas, VI 00802

Email: steve.schlosser@me.com

with a copy to:

Charles S. Russell, Jr.

Moore Dodson Russell & Wilhite, P.C.

P.O. Box 310

St. Thomas, VI 00804

Fax: (340) 777-5498

Email: steve@mdrvi.com

If to Employer:

Scott Stawski, Chairman

Amphitrite Digital Incorporated

6501 Red Hook Plaza, Suite 201-456

St. Thomas, VI 00802

Email: Scott@amphitritedigital.com

ARTICLE XI: WAIVER

Any waiver by either party of a breach of any provision of this Agreement shall not be construed to be a waiver of any other or subsequent breach of that provision or any other provision of this Agreement, and the failure of either party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of the right to thereafter insist upon strict adherence to that or any other term of this Agreement. All waivers must be in writing.

ARTICLE XII: SEVERABILITY

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as of such invalid or unenforceable provisions were omitted, provided that the remaining terms reasonably effectuate the intent of the parties.

ARTICLE XIII: ASSIGNMENT

This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto, their respective heirs, successors and permitted assigns; provided, however, this the obligations of the Employee hereunder shall not be assignable or transferrable by the Employee and any attempt by Employee to effectuate such assignment or transfer shall be null, void and of no cause or effect. This Agreement may be assigned by the Employer only to Employer’s subsidiaries and affiliates, now or hereafter existing, or to any successor in interest to or assignee of all or substantially all of the assets of the Employer, provided that such assignee covenants in writing to honor all of Employer’s obligations hereunder.

ARTICLE XIV: COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, by all of which shall constitute one and the same agreement. The Parties agree to accept electronic signatures as binding for the purposes of this Agreement and any notices required hereunder.

ARTICLE XVI GOVERNING LAW

This Agreement shall be construed, and its performance and enforcement shall be governed, by and in accordance with the laws of the United States Virgin Islands without regard as to principles of choice of law or conflict of laws.

IN WITNESS WHEREOF, the Parties have executed this Agreement under proper authority as of the Effective Date:

AMPHITRITE DIGITAL INCORPORATED (“Employer”)

By:	/s/ Scott Stawski
Scott Stawski, Chairman

/s/ STEVE SCHLOSSER
STEVE SCHLOSSER (“Employee”)

EXHIBIT B

COMPENSATION

It is mutually agreed that as of the Effective Date, compensation to the Employee in accordance with Article III of the attached Employment Agreement shall be as follows:

1. Salary. Employee shall be paid an annual salary of $125,000.00 (“Base Salary”) payable in installments in accordance with Employer’s standard payroll policies, subject to standard tax withholding. The annual Base Salary shall be reviewed on or before April 1st of each year, unless Employee employment hereunder shall have been terminated earlier pursuant to this Agreement, starting on April 1, 2024 by the Employer to determine if such Base Salary should be increased, but not decreased, for the following year in recognition of services to the Employer. In consideration of the services under this Agreement, Employee shall be paid the aggregate of basic compensation, bonus and benefits as hereinafter set forth.

2. Cash Bonus. From time to time, the Employer may pay to Employee a bonus out of net revenues of the Employer. Payment of any bonus compensation shall be at the sole discretion of the Board of Directors or the Compensation committee of the Board of Directors or the President and the Employee shall have no entitlement to such amount absent a decision by the Employer as aforesaid to make such bonus compensation. Employee cash bonus eligibility is as follows: Employee is eligible to be paid a yearly cash bonus on or about April 1st of each year beginning April 1, 2024 in an amount up to $25,000 of their base salary for that year based on achieving certain corporate objectives as determined by the Employer.

3. Benefits. Employer shall provide Employee with such benefits as are provided to other executive Employees of the Employer. Benefits shall include at a minimum (i) the Employer shall pay Employee 100% of family health insurance premiums required to enroll Employee and his immediate family members in an agreed upon existing group health insurance plan, up to a maximum of $2,000 monthly; (ii) Employee is entitled to paid holidays as per the Employer’s policies, (iv) Employee’s use of company-owned vehicles based on availability when visiting the operating units of Employer, (v) Employer shall pay 100% of Employee’s auto insurance for company owned vehicles, and (vi) such other benefits and perquisites as are approved by the Employer’s Board of Directors. The Employer has the right to change insurance plans and other providers of such benefits in its sole discretion.

4. Expenses. Upon submission of itemized expense statements in the manner specified by Employer, the Employee shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Employee in the performance of his duties under this Agreement and approved in advance by their immediate manager.

5. Vacation Leave and Pay. Employee shall be entitled to 4 weeks of paid vacation each year of full employment, exclusive of legal holidays, as long as the scheduling of Employee’s vacation does not unreasonably interfere with the Employer’s normal business operations. Any unused vacation pay in any year during the Term may be rolled over and utilized in any succeeding year of the Term.

6. Stock Grants. Employee shall be entitled to exercise options to acquire shares of the Common Stock of the Employer pursuant to the terms of the Employer’s existing Stock Incentive Plan dated April 1, 2022, subject to the following terms:

The stock options will vest only as follows:

A. At the first anniversary of this Agreement, the Employee will be granted an option to purchase shares of the Employer’s Common Stock equivalent to 50% of Employee’s then annual salary.

B. If the employment under this Agreement remains in effect on the second anniversary of this Agreement, the Employee is entitled to an option to purchase shares of Employer’s Common Stock with a value equivalent to 50% of Employee’s then annual salary.

The exercise price for each of the above stock options shall beat $0.01 per share, as appropriately adjusted for stock splits, stock dividends, and the like. The value equivalent to 50% of Employee’s then annual salary will be determined at the time the Employee is granted said option by the most recent IRS 409a valuation of the company’s stock if not publicly traded or the previous 30-day average price per share of the company’s stock if the company’s stock has been registered with the SEC and is currently traded on a public exchange.

Each of the vested stock options shall be exercisable until the earlier of 2 years after vesting or 365 days after termination of Employee’s employment with the Employer.

Issuance of the options shall be in accordance with all applicable securities laws and the other terms and conditions of the Employer’s Director Stock Incentive Plan and Shareholder Agreement.